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                                                                    Exhibit 99.1

Contact:    John P. Saldarelli
            Secretary and Treasurer
            (914) 242-7700

                              For Immediate Release

        American Real Estate Partners, L.P. Reports First Quarter Results


     MOUNT KISCO, N.Y., May 10, 2004 -- American Real Estate Partners, L.P. (NYSE:ACP) today reported the following first quarter financial results.

     Earnings increased from $13,252,000 in the first quarter of 2003 to $58,778,000 in the first quarter of 2004. Of this increase approximately $29 million was the result of a one-time gain on the sale of certain marketable debt securities and $13 million resulted from gains on specific real estate asset sales.

     For the first quarter, diluted earnings per weighted average limited partnership unit outstanding were $1.12 in 2004 and $.18 in 2003.

     American Real Estate Partners, L.P. is a master limited partnership.



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                       AMERICAN REAL ESTATE PARTNERS, L.P.
                          REPORTS FIRST QUARTER RESULTS

                        CONSOLIDATED RESULTS OF EARNINGS
                        --------------------------------
                 (In thousands of dollars except per unit data)

First quarter ended March 31,                    2004               2003
---------------------------------------  -----------------  --------------------
                                                                (Restated)
                                                      (Unaudited)

Revenues                                         $   74,822          $   69,030
                                            ===============    ================
Operating income.........................        $   18,789          $   14,524
Provision for loss on real estate........                --                (200)
Write-down of equity securities
 available for sale......................                --                (961)
Gain on sales and disposition of real
 estate..................................             6,047               1,138
Gain on sales of marketable debt
 securities..............................            28,857                  --
Income tax expense.......................            (4,302)             (2,878)
                                            ---------------    ----------------
Income from continuing operations........            49,391              11,623
Income from discontinued operations......             9,387               1,629
                                            ---------------    ----------------
Net earnings.............................    $       58,778          $   13,252
                                            ===============    ================
   Net earnings per L.P. unit:

   Basic:
    Income from continuing operations....          $   1.05           $     .17
    Income from discontinued operations..               .20                 .03

   Basic earnings per L.P. unit..........          $   1.25           $     .20
                                            ===============    ================
Weighted average units outstanding.......        46,098,284          46,098,284
                                            ===============    ================
Diluted:
   Income from continuing operations.....          $    .94           $     .15
   Income from discontinued operations...               .18                 .03
                                            ---------------    ----------------
   Diluted earnings per L.P. unit........     $        1.12           $     .18
                                            ===============    ================
Weighted average units and equivalent
 units outstanding.......................        52,499,303          55,641,655
                                            ===============    ================